Blueknight Announces Planned Retirement of CEO

TULSA, Okla, January 10, 2012 -- The Chairman of Blueknight Energy Partners’ Board of Directors, Duke Ligon, today announced the planned retirement of the company’s Chief Executive Officer (CEO), James C. Dyer, IV.

Dyer, a Vitol employee and member of Blueknight’s Board of Directors, was appointed CEO of Blueknight Energy Partners, L.P. (“BKEP”) (NASDAQ: BKEP and BKEPP) in December 2009.  He informed the Board on January 6, 2012, of his intended retirement, which will be effective upon the Board appointing a new CEO.

Dyer will remain with Vitol as Vice President and Director of Business Development, and will direct Vitol’s growing interests in West Texas.  At the request of the Blueknight Board, he has agreed to continue as CEO until his successor assumes responsibilities.  The Partnership has engaged a national executive search firm to assist the Board of Directors in selecting a new Chief Executive Officer.

Mr. Duke Ligon, Chairman of the Board of Directors of BKEP’s general partner, stated, “On behalf of the Board of Directors, we thank James for his steady leadership during a time of transition for Blueknight.  As a result, Blueknight is well-positioned financially and operationally for growth in the coming years due in large measure to the involvement and investments of our general partners, Vitol and Charlesbank.  We will continue to make building unitholder value and serving our customers our top priorities.”

Mr. Dyer commented, “I have been fortunate to work with an immensely dedicated, professional and creative team at Blueknight.  The team has consistently demonstrated remarkable talent and solid judgment the past three years. We accomplished a complex multi-phase financial and operational restructuring of the Partnership, culminating with an overwhelmingly favorable common unitholder vote in September.  I have complete confidence in the Board and Blueknight’s management team, and believe we have everything in place to grow the business.  The timing is right for both the partnership and me to step-down.”

Mr. Mike Loya, a member of the Board of Directors affiliated with Vitol, said, “Vitol remains solidly committed to building and growing Blueknight.  We look forward to a productive 2012 for Blueknight, and working with the management team to pursue strategic growth opportunities to expand Blueknight’s operations.”  Mr. Jon Biotti, also a member of the Blueknight Board of Directors affiliated with Charlesbank, echoed Vitol’s commitment saying “Charlesbank is encouraged by the growth prospects Blueknight has developed over the past months.  The partnership is positioned where it can focus its efforts and energies on building the business.”

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900